Exhibit 99.1

Corning Incorporated www.corning.com

News Release

FOR RELEASE — AUGUST 16, 2010

Corning Announces the Total Consideration

for its Cash Tender Offer

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) announced today the reference yield and total consideration for each series of notes subject to its previously announced cash tender offer. The reference yields were determined at 2:00 p.m. New York City time today. The total consideration for each series of notes is based on the applicable reference yield plus a fixed spread, in each case as set forth in the table below, and is payable to holders of notes subject to the tender offer who validly tender and do not validly withdraw their notes before the early tender date, which is 5:00 p.m., New York City time, today, unless extended. All payments for notes purchased in the tender offer will also include accrued and unpaid interest on the principal amount tendered up to, but not including, the tender offer settlement date, which is currently expected to be Wednesday, September 1, 2010.

Title of Security	Acceptance Priority Level	Reference U.S. Security Treasury	Reference Yield	Fixed Spread (basis points)	Tender Consideration per $1,000 Principal Amount of Notes	Early Tender Premium(1)	Total Consideration per $1,000 Principal Amount of Notes(2)

5.9% Notes due March 15, 2014(3)	1	1.75% due March 31, 2014	0.958%	80 bps	$1,091.50	$50	$1,141.50

6.2% Notes due March 15, 2016	2	2.375% due March 31, 2016	1.621%	95 bps	$1,136.22	$50	$1,186.22

8.875% Debentures due March 15, 2016	3	2.375% due March 31, 2016	1.621%	105 bps	$1,267.44	$50	$1,317.44

(1)	Per $1,000 principal amount of notes.
(2)	Total consideration per $1,000 principal amount of notes includes the early tender premium of $50 per $1,000 principal amount of notes.
(3)	The maximum principal amount of 5.9% Notes due March 15, 2014 (the “5.9% notes”) that will be purchased by Corning is $100,000,000 (the “5.9% note cap”).

Tendered notes will be accepted in the order of the acceptance priority levels set forth in the table above, except that the aggregate principal amount of 5.9% notes that will be accepted will not exceed the 5.9% note cap. Under certain circumstances, Corning will accept tendered notes of one or more of the series on a pro rata basis as further described in the Offer to Purchase.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on August 30, 2010, unless extended. Holders of notes subject to the tender offer must validly tender and not validly withdraw their notes before the early tender date, which is 5:00 p.m., New York City time, today, unless extended, to be eligible to receive the total consideration, which includes an early tender premium of $50.00 per $1,000 principal amount of notes tendered by such holders that are accepted for purchase. Holders of notes subject to the tender offer who validly tender their notes after the early tender date will receive the tender consideration, which is the total consideration minus $50 per $1,000 principal amount of notes tendered by such holders that are accepted for purchase. Holders of notes subject to the tender offer who tender their notes before the early tender date may not withdraw their notes after the early tender date, unless otherwise required by law. Holders of notes subject to the tender offer who tender their notes after the early tender date may not withdraw their notes, unless otherwise required by law.

The terms and conditions of the tender offer, including the conditions of Corning’s obligation to accept the notes tendered and to pay the total consideration or the tender offer consideration, as applicable, plus accrued and unpaid interest, are set forth in the Offer to Purchase dated August 3, 2010 and the related Letter of Transmittal. The tender offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase. The condition that Corning consummate financing arrangements prior to the expiration date as described in the Offer to Purchase has been satisfied by Corning’s completion of its previously announced note offering.

Corning has retained Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. to serve as dealer managers for the tender offer and has retained Global Bondholder Services Corporation to serve as depositary and information agent for the tender offer.

Requests for documents relating to the tender offer may be directed to Global Bondholder Services Corporation by telephone at (866) 470-3700 or (212) 430-3774 or in writing at 65 Broadway, Suite 404, New York, New York 10006. Questions regarding the tender offer may be directed to Deutsche Bank Securities Inc. at (866) 627-0391 or to J.P. Morgan Securities Inc. at (866) 834-4666.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of Corning Incorporated by Deutsche Bank Securities Inc. or J.P Morgan Securities Inc., or one or more registered brokers or dealers under the laws of such jurisdiction.

Forward-Looking and Cautionary Statements

This press release may contain “forward-looking statements” which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Kelli Hopp-Michlosky	Kenneth C. Sofio
(607) 974-1657	(607) 974-7705
hoppkc@corning.com	sofiokc@corning.com